Exhibit 99.2
            PRESS RELEASE

For Immediate Release	Contact:	Michael Metcalf, CFO
Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES RAISES QUARTERLY DIVIDEND TO $0.2650 PER SHARE

HOUSTON —January 30, 2024 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced that its Board of Directors has approved an increase to the quarterly cash dividend on the Company’s common stock to $0.2650 per share, equating to an annualized dividend of $1.06 per share from the current amount of $1.05 per share. The dividend is payable on March 13, 2024 to shareholders of record at the close of business on February 14, 2024.

“For the second consecutive year, the Board’s decision to increase the dividend reflects the Company’s strong operational and financial performance, as well as a healthy outlook for our business” said Brett Cope, Powell Chairman and Chief Executive Officer. “This increase demonstrates our continued commitment to returning capital to our shareholders while also ensuring sufficient liquidity to fund project commitments across our solid order book, as well as our growth initiatives for the Company.”

Michael Metcalf, Powell’s Chief Financial Officer, added, “The decision to increase the dividend not only returns capital to our shareholders, but also ensures that we maintain ample liquidity to support our working capital requirements, while concurrently preserving the strength of our balance sheet.”

Exhibit 99.2

Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.
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